Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO CANADA OR JAPAN

FOR IMMEDIATE RELEASE

26 APRIL 2005

CONSTELLATION BRANDS, INC.

RULE 2.10 ANNOUNCEMENT - RELEVANT SECURITIES IN ISSUE

In accordance with Rule 2.10 of the City Code on Takeovers and Mergers, Constellation Brands, Inc. (“Constellation”) announces that, as at close of business on 22 April 2005, it had in issue:

·	97,926,755 shares of Class A Common Stock (excluding treasury shares) of US$0.01 par value each (ISIN: US21036P1084);
·	11,975,630 shares of Class B Common Stock (excluding treasury shares) of US$0.01 par value each (ISIN: US21036P2074); and
·	170,500 shares of 5.75% Series A Mandatory Convertible Preferred Stock of US$0.01 par value each (ISIN: US21036P4054).

RULE 8 NOTICE - DISCLOSURE OF DEALINGS

Under the provisions of Rule 8.3 of the Code, any person who, alone or acting together with any other person(s) pursuant to any agreement or any understanding (whether formal or informal) to acquire or control securities of Constellation or Allied Domecq PLC (“Allied Domecq”), owns or controls, or becomes the owner or controller, directly or indirectly, of one per cent. or more of any class of securities of Constellation or Allied Domecq is required to notify a Regulatory Information Service (as specified in the Listing Rules of the UK Listing Authority) and the Panel on Takeovers and Mergers (the "Panel"), by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction, of every dealing in such securities of that company (or in any option in respect of, or derivative referenced to, any such securities) from and including today's date until any offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn. Under the provisions of Rule 8.1 of the Code, all dealings in relevant securities of Constellation or Allied Domecq by Constellation or Allied Domecq, or by any of their "associates" (within the meaning of the Code) must also be disclosed.

If you are in any doubt as to the application of Rule 8 to you, please contact an independent financial adviser authorised under the Financial Services and Markets Act 2000, consult the Panel's website at www.thetakeoverpanel.org.uk or contact the Panel on telephone number +44 20 7638 0129; fax +44 20 7236 7013.

For further information, please contact:

Nick Miles and Hugh Morrison (M Communications) Tel: +44 207 153 1530
Mike Martin (VP Corporate Communications) Tel: +1 585 218 3669